    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1996

                                                    REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           -------------------------

                               QUIDEL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                                  94-2573850
  (State or other jurisdiction of                   (I.R.S. Employer
  incorporation or organization)                   Identification No.)

                           -------------------------

               10165 MCKELLAR COURT, SAN DIEGO, CALIFORNIA  92121
                                 (619) 552-1100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)

                           -------------------------

                               STEVEN T. FRANKEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
               10165 MCKELLAR COURT, SAN DIEGO, CALIFORNIA  92121
                                 (619) 552-1100
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           -------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                Proposed              Proposed
                           Amount               Maximum               Maximum
Title of Shares            to be            Aggregate Price          Aggregate              Amount of
to be Registered         Registered           Per Share(1)       Offering Price(1)      Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value        2,366,665 shares          $6.00              $14,199,990             $4,896.58
--------------------------------------------------------------------------------------------------------

(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock on January 29, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1996


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS


                              QUIDEL CORPORATION

                       2,366,665 SHARES OF COMMON STOCK




        The shares of Common Stock of Quidel Corporation (the "Company") offered hereby will be sold by certain security holders of the Company (the "Selling Security Holders"). No part of the proceeds of any such sale will be received by the Company.


        The Company's outstanding Common Stock is traded in the over-the-counter market and prices are quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol QDEL.


        FOR A DISCUSSION OF CERTAIN RISKS RELATING TO AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 4 TO 7 HERETO.



           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                  ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PRO-
                      SPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.





               The date of this Prospectus is February __, 1996.

                             AVAILABLE INFORMATION

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Thirteenth Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded in the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 A Registration Statement on Form S-3, including any amendments thereto, relating to the securities offered hereby, has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             --------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents heretofore or concurrently filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:

                 (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995;

                 (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

                 (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

                 (d) The Company's Registration Statement on Form 8-A dated February 28, 1983, as amended by the Company's Report on Form 8 dated February 26, 1991; and

                 (e) The Company's Current Report on Form 8-K dated January 17, 1995, as amended by the Company's Current Report on Form 8-K/A dated March 17, 1995.

                 All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

                 Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

                 The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Steven C. Burke, Vice President--Finance and Administration and Secretary at Quidel Corporation, 10165 McKellar Court, San Diego, California 92121 or by telephone at (619) 552-1100.

                             --------------------

                                  THE COMPANY

                 Quidel Corporation develops, manufactures and markets rapid, immunoassay-based diagnostic products that provide simple, sensitive and cost-effective diagnoses in the areas of human fertility, allergy, infectious diseases and autoimmune disorders. These tests are designed for use without instrumentation in the physician's office, clinical laboratory and home testing markets.

                 Quidel commenced operations in 1979 and launched its first products, dipstick-based pregnancy tests, in 1984. The Company has expanded its product base through internal development and acquisition in the areas of pregnancy and ovulation, infectious disease, allergy and autoimmune products for professional and home use. Quidel markets its products in the United States and in approximately 60 countries worldwide through the Company's direct sales force and through a broad network of national and regional distributors.

                 The Company is the surviving corporation of the January 1991 merger of Monoclonal Antibodies Inc. and Quidel Corporation ("Old Quidel"). Monoclonal Antibodies Inc. was incorporated in Delaware in 1987 as the successor to a California corporation of the same name incorporated in 1979. Prior to the merger, Old Quidel was a privately held corporation originally incorporated in California in 1981. On January 5, 1995 the Company acquired all of the outstanding stock of Pacific Biotech, Inc., a California corporation ("PBI"). PBI is a developer and marketer of rapid diagnostic tests for the detection of pregnancy and certain infectious diseases. The Company's principal executive offices are located at 10165 McKellar Court, San Diego, California 92121 and its telephone number is (619) 552-1100.


                                  RISK FACTORS

                 In connection with evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other things, the following specific factors, as well as the other information set forth or incorporated by reference in this Prospectus.

                 VOLATILITY OF STOCK PRICE. The market prices for stock of the Company and many other companies primarily engaged in the Company's area of business have had a history of significant volatility. The trading price of the Common Stock could be subject to significant fluctuations due to announcements of technological innovations or new commercial products by competitors, government regulation, shares of Common Stock eligible for future sale into the public market or other factors. Furthermore, the stock market generally has experienced significant price and volume fluctuations, and the fluctuations often have a major impact on stock prices for small capitalization companies such as the Company. These broad market fluctuations, as well as general economic conditions and the Company's financial performance may adversely affect the market price of the Company's Common Stock. The Company's Common Stock has recently traded on the Nasdaq National Market at or near its record high market price. The can be no assurance that such market price will be sustained or that the market price of such Common Stock will not decrease substantially.

                 RECENT FINANCIAL CONDITION AND LACK OF PROFITABLE OPERATIONS. The Company experienced significant losses in its last two fiscal years.
Losses in fiscal 1995 were due in part to one-time charges related to purchased in-process research and development of approximately $1.4 million associated with the acquisition and consolidation of PBI. The Company reported net income of approximately $24,000 for the six-months ended September 30, 1995. During the fiscal years ended March 31, 1995 and 1994, the Company incurred net losses of approximately $4.0 million and $2.0 million, respectively, as compared to net income of approximately $709,000 and $878,000 in the fiscal years ended 1993 and 1992, respectively. There can be no assurance that the Company will achieve and maintain profitability.

                 COMPETITION AND RELATIVE SIZE OF COMPANY. The development, marketing and sales of diagnostic test kits, including those based upon monoclonal and polyclonal antibody technology, is highly competitive. The Company's current and prospective competitors are entities of various sizes, most of which are much larger than the Company, including several large pharmaceutical and diversified health care companies (such as Abbott Laboratories and Johnson & Johnson), with substantially greater financial, distribution, marketing and other resources. In addition, there can be no assurance that technological advances by competitors will not render the Company's products obsolete, that the Company will be able to compete successfully against such competitors in the marketing of its products, or that additional competitors will not emerge in the future.

                 LIQUIDITY. As of September 30, 1995 the Company had total liabilities of approximately $8.0 million, including approximately $3.7 million in aggregate long-term debt and $4.3 million in current liabilities. There can be no assurance that the Company will generate operating or net profits or that cash flow from its operations will be sufficient to pay its debt obligations. As a result, the Company may require additional financing which may result in additional equity dilution or increased debt, or both. There can be no assurance that such financing will be available, or that financing will be available on acceptable terms.

                 MARKETING CONSIDERATIONS. The Company markets much of its products through distributors and dealers, some of whom may also carry products competitive with those offered by the Company. Accordingly, such distributors may decide for reasons beyond the control of the Company to market competitive products manufactured by other persons or to promote competitive products more heavily. The development of additional direct marketing capabilities requires a substantial investment in sales and marketing personnel. Furthermore, the introduction of innovative products such as those offered by the Company requires substantial expenditures for the education of users, particularly in the professional market, which could adversely affect operating results if such products do not gain widespread market acceptance. There is currently a movement toward the provision of health care through various types of "managed care" organizations. These organizations are focused on increasing efficiency and reducing costs. This has resulted in the consolidation of suppliers, distributors and providers of medical products and services and a shifting of financial risk to physicians and laboratories in capitated systems. These changes may have an adverse impact on the Company's sales and margins which could result from lower product sales prices and/or reduced volume of testing in physicians' offices.

                 DEVELOPMENT OF NEW PRODUCTS.   The development of new medical
diagnostic products involves substantial expenditures for the development of antibodies and test kits, clinical evaluation, regulatory approval and marketing. There can be no assurances that the Company will be able to complete the development of new products or that any such products will gain widespread acceptance. The expenditure of substantial sums for the development of products which are determined not to be feasible or which do not gain market acceptance may adversely affect operating results. Furthermore, there can be no assurance that adequate funding will be available to develop and introduce these products.

                 MANUFACTURING. The manufacture of medical diagnostic products is difficult, particularly with respect to the stability and consistency of complex biological components. Because of these complexities, manufacturing difficulties occasionally occur and there can be no assurance that manufacturing problems will not occur that delay the introduction of products, result in excess manufacturing costs or require the replacement of products already introduced into the distribution channel. All of the Company's manufacturing is performed in its single San Diego facility. Accordingly, any disruption in the Company's ability to use this facility could have a significant adverse impact on the Company.

                 LIMITED PRODUCT LINE. To date, the Company's revenues have been derived from a limited number of diagnostic products. The loss of revenues from one or more significant products due to technological advances by competitors, technical difficulties with existing products or other competitive factors could materially and adversely affect the business and operating results of the Company.

                 PRODUCT LIABILITY. The marketing of human diagnostic products entails risk of product liability because of the nature of the matters which such tests address. Although the Company tests its products extensively prior to release and expends substantial resources to educate the professional market in the use of products marketed to health professionals, there can be no assurance that the Company's products will provide accurate diagnostic results to all users. Any failure of the integrity of diagnostic tests could give rise to product liability. The insurance coverage of the Company may not be adequate to cover a large liability award.

                 GOVERNMENTAL REGULATION. Human diagnostic products are subject to extensive regulation. Such products are subject to pre-clinical and clinical testing and approval processes by the United States Food and Drug Administration (the "FDA") and similar health authorities in foreign countries. The process of obtaining such approvals can be costly and time consuming. The costs and potential delays inherent in the regulatory process tend to favor larger competitors with greater resources. Any failure to obtain or delay in obtaining such approvals could adversely affect the ability of the Company to manufacture or market its products successfully. It is also the nature of the diagnostics industry that the FDA or other governmental regulatory agencies may require a manufacturer to recall faulty or mislabeled products from the market. Such product recalls can place unforeseen economic burdens on a company in this industry, and there can be no assurance that no such recall will be required in the future with respect to the Company's products. In addition, the Clinical Laboratory Improvement Act of 1988 (the "CLIA") sets forth regulations defining certain diagnostic testing quality control procedures and proficiency testing requirements which must be performed by clinical laboratories and physicians' office laboratories ("POLs"). The CLIA regulations have imposed an additional burden on POLs which may adversely impact their level of diagnostic testing and the Company's sales to this market channel.

                 CONCENTRATION OF SHARE OWNERSHIP. Upon completion of this offering and assuming the Selling Security Holders sell all of the shares covered by this Prospectus, the Company's officers and directors as a group will beneficially own approximately 7.0% of the Common Stock of the Company, and certain principal stockholders and their affiliates will beneficially own approximately 15.8% of the Common Stock of the Company. Accordingly, these stockholders (and other stockholders who may join with them) may be able to control matters requiring approval by the stockholders of the Company, including the election of the Company's directors.

                 INTERNATIONAL SALES. Approximately 34% of the Company's fiscal 1995 sales were generated from sales to customers outside the United States. The approximate percentage of Company sales to customers outside of the United States for the six-month period ending September 30, 1995 was 41%. The Company expects that the percentage of its sales represented by international sales will continue at the current level in the future. The Company's success outside the United States is depending upon a number of factors, including the Company's ability to successfully develop a market for its products. The Company is also subject to the attendant risks of doing business abroad, including delays in shipments, adverse fluctuations in currency exchange rates, increases in duties and tariffs, changes in foreign regulations and political turmoil. There can be no assurance that the Company will be able to successfully maintain or expand its international sales.

                                 SHARES COVERED

                 The shares covered by this Prospectus have been so included pursuant to contractual registration rights held by the holders of such shares.

                 The Company has no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the price, terms or conditions of any such offers or sales will be made. Based on information available to the Company, it is the Company's understanding that the Selling Security Holders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Security Holders at a price or prices related to the then current market price of the Company's Common Stock in the over-the-counter market, with such commission to be paid by the Selling Security Holders to the Brokers as shall be agreed upon by them, or
(ii) by the Selling Security Holders to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the Company's Common Stock, less such discount, if any, as shall be agreed upon by the Selling Security Holders and the Brokers, or (iii) directly, at prices and on terms to be determined at the time of sale, or (iv) by a combination of the methods described above. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expenses. The aggregate of such expenses is estimated to be approximately $25,000.

                 The Selling Security Holders may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended. See "Selling Security Holders" for information concerning the beneficial ownership of Company securities by such Holders.


                                USE OF PROCEEDS

                 All of the securities covered by this Prospectus are being offered by the Selling Security Holders. As a consequence, the Company will not receive any of the proceeds from sales of such securities.

                            SELLING SECURITY HOLDERS

                 The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Security Holders as of January 29, 1996, and as adjusted to reflect the sale of the maximum number of shares offered by such holders hereby. See "Shares Covered."


                                                                   Maximum Number
                                        Shares Beneficially           of Shares           Shares Beneficially
                                               Owned               Covered by this               Owned
                                        Prior to Offering(1)        Prospectus(2)           After Offering
                                      -----------------------      ---------------     -------------------------
Name                                    Number     Percent(3)                            Number    Percent(3)(4)
----                                  ---------    ----------                          ---------   -------------
D.E. Shaw Investments, L.P.             200,000         *                200,000           0             *

Genesis Merchant Group                  173,250         *                173,250           0             *
Securities

Grange Trustees Limited,                 12,500         *                 12,500           0             *
Trustees of The Chester Trust

Imperial Bank                           117,871         *                117,871           0             *

JMG Convertible Investments L.P.        100,000         *                100,000           0             *

John Hancock Capital Growth             131,796         *                 28,405        103,391          *
Fund IIB (5)

John Hancock Capital Growth           1,617,311        7.4%              348,428       1,268,883        5.3%
Fund III (5)

J.P. Morgan Investment                2,015,254        8.9%            1,015,254       1,000,000        4.2%
Corporation

Pomona Capital, LP                       56,403         *                 56,403           0             *

Portola Capital Management, Inc.         50,000         *                 50,000           0             *

Redington, Inc. (6)                      50,000         *                 50,000           0             *

Barry S. Rosenstein                      56,750         *                 56,750           0             *

Barry S. Rosenstein Corp.                45,000         *                 45,000           0             *
Defined Contribution Plan and
Trust

Steinhardt Partners, LP                  25,051         *                 25,051           0             *

SP Offshore Venture Capital LP           38,462         *                 38,462           0             *

SOF Venture Capital, LP                  49,291         *                 49,291           0             *

-----------------
 *       Less than one percent.

(1) Represents sole voting and investment power unless otherwise indicated.

(2) All shares covered by this Prospectus are shares of the Company's Common Stock to be obtained by the Selling Security Holders upon exercise of their respective outstanding warrants.

(3) The percentage ownership for each Selling Security Holder is calculated by assuming the exercise or conversion of all outstanding and vested warrants, rights and convertible securities.

(4) The percentage ownership of shares beneficially owned by each Selling Security Holder after the offering is calculated by assuming the sale by each Selling Security Holder of all such Selling Security Holder's shares of the Company's Common Stock covered by this Prospectus.

(5) The voting and investment power for the shares of the Company's Common Stock beneficially owned by these Selling Security Holders is held by John Hancock Capital Growth Management, Inc., a general partner of the general partner of each such Selling Security Holder.

(6) These shares are shares of the Company's Common Stock to be obtained upon exercise of outstanding warrants, currently comprised of 25,000 vested warrants and an additional 25,000 warrants whose vesting in increments of 12,500 shares each is conditioned upon the Company's Common Stock trading at or above certain market prices for certain periods of time.


                                    EXPERTS

                 The consolidated financial statements of the Company appearing (or incorporated by reference) in the Company's Annual Report (Form 10-K) for the year ended March 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included (or incorporated by reference) therein incorporated herein by reference. The financial statements of Pacific Biotech, Inc. for the year ended December 31, 1994 appearing in the Company's Current Report on Form 8-K/A dated March 17, 1995 have been audited by Ernst & Young LLP as set forth in their report included therein and incorporated herein by reference. Such financial statements referred to above are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.


                              ------------------


                 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         SEC Registration Fee                            $ 4,896.58
         Legal Fees and Expenses                          15,000.00*
         Accounting Fees and Expenses                      3,000.00*
         Miscellaneous                                     2,000.00*
                                                         ----------
         Total(1)                                        $25,000.00*
                                                         ==========

------------------
 *    This amount is an estimate and is subject to future contingencies.

(1) The Company will bear all expenses for the preparation and filing of the Registration Statement (including this Prospectus) and certain other expenses.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 Section 145 of the Delaware Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article 10 of the Company's Certificate of Incorporation provides for indemnification of directors and Article VI of the Company's Bylaws provides for indemnification of directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into agreements with its officers and directors providing for the indemnification of such officers and directors to the maximum extent permitted by applicable law.


ITEM 16.  EXHIBITS

                 The following exhibits are filed as part of this Registration
Statement:


EXHIBIT
NUMBER                          DESCRIPTION
-------                         -----------
  5        Opinion of Gibson, Dunn & Crutcher
 23.1      Consent of Gibson, Dunn & Crutcher (included in Exhibit 5)
 23.2      Consent of Independent Auditors
 24        Power of attorney (contained on signature page)

ITEM 17.  UNDERTAKINGS

                 (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 (3)      The undersigned Registrant hereby undertakes:

                          (a)     To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                          (b)     That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (c)     To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURE

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 31, 1996.


                                          QUIDEL CORPORATION


                                          By:  /s/ STEVEN T. FRANKEL
                                             ----------------------------------
                                                   Steven T. Frankel
                                          President and Chief Executive Officer



                               POWER OF ATTORNEY

                 Each person whose signature appears below constitutes and appoints Steven T. Frankel and Steven C. Burke his/her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, at any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, all with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of January 31, 1996.



              NAME                                          TITLE
              ----                                          -----
   /s/ RICHARD C.E. MORGAN                          Chairman of the Board
--------------------------------
       Richard C.E. Morgan


                                             President, Chief Executive Officer
   /s/ STEVEN T. FRANKEL                        (Principal Executive Officer)
--------------------------------                        and Director
       Steven T. Frankel


                                                 Vice President-Finance and
   /s/ STEVEN C. BURKE                                 Administration
--------------------------------                  (Principal Financial and
       Steven C. Burke                               Accounting Officer)



   /s/ JOHN D. DIEKMAN                                    Director
--------------------------------
       John D. Diekman




   /s/  THOMAS A. GLAZE                           Director
-------------------------------------
        Thomas A. Glaze


   /s/  FAYE WATTLETON                            Director
-------------------------------------
        Faye Wattleton


   /s/  MARY LAKE POLAN                           Director
-------------------------------------
        Mary Lake Polan


   /s/  ROGER F. GREAVES                          Director
-------------------------------------
        Roger F. Greaves


   /s/  ROCKELL N. HANKIN                         Director
-------------------------------------
        Rockell N. Hankin

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                      DESCRIPTION
-------                     -----------
  5           Opinion of Gibson, Dunn & Crutcher
 23.1         Consent of Gibson, Dunn & Crutcher (included in Exhibit 5)
 23.2         Consent of Ernst & Young LLP, independent auditors
 24           Power of attorney (contained on signature page)